ACCOUNTANTS' CONSENT



Citrus Financial Services, Inc. and Subsidiary
Vero Beach, Florida


We consent to the use of our report dated January 22, 1999, on the consolidated balance sheets of Citrus Financial Services, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income, and cash flows and changes in stockholders' equity for the years then ended, included in the post-effective amendment No. 2 to the Registration Statement of Citrus Financial Services, Inc. on Form SB-2 and to the reference to our firm under the heading "Certain Experts Retained by Citrus."


/s/ Stevens, Sparks & Company, P.A.

STEVENS, SPARKS & COMPANY, P.A.
Jacksonville, Florida
October 27, 1999